Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

VERENIUM ANNOUNCES REVERSE STOCK SPLIT TO TAKE EFFECT
SEPTEMBER 9

CAMBRIDGE, Mass., September 8, 2009 – Verenium Corporation (NASDAQ: VRNM), a pioneer in the development of next-generation cellulosic ethanol and high-performance specialty enzymes, today announced that the previously announced 1-for-12 reverse stock split of the Company’s common stock will take effect after market close on Wednesday, September 9, 2009.  Verenium’s shares will continue to trade on the NASDAQ Global Market under the symbol VRNM.  A new CUSIP number will be assigned to Verenium’s common stock when the split becomes effective.

The 1-for-12 reverse stock split will automatically convert 12 shares of the Company's common stock into one share of common stock, reducing the number of shares of the Company's common stock outstanding from approximately 111.3 million as of the filing of the Company’s most recent Quarterly Report on Form 10-Q, to approximately 9.3 million shares. Shares of the Company's common stock, underlying stock options, warrants and convertible debt instruments that are outstanding immediately prior to the effective date of the reverse stock split will be affected proportionately. Cash will be paid in lieu of any fractional shares resulting from the reverse stock split.

Verenium’s transfer agent, American Stock Transfer, is the exchange agent for the reverse split and will distribute a letter of transmittal to record holders with instructions for the surrender of old stock certificates.  For beneficial holders of pre-reverse split shares, the brokerage firm where the beneficial shares are held will make the appropriate adjustment to the number of shares held following the effective date of the reverse split.

About Verenium
Verenium Corporation is a leader in the development and commercialization of cellulosic ethanol, an environmentally-friendly and renewable transportation fuel, as well as high-performance specialty enzymes for applications within the biofuels, industrial, and animal health markets. The Company possesses integrated, end-to-end capabilities and cutting-edge technology in pre-treatment, novel enzyme development, fermentation and project development for next-generation biofuels. Through a joint venture with BP, the Company is moving rapidly to commercialize its proprietary technology for the production of ethanol from a wide array of non-food feedstocks, including dedicated energy crops, agricultural waste, and wood products. In addition to the vast potential for biofuels, a multitude of large-scale industrial opportunities exist for the Company for products derived from the production of low-cost, biomass-derived sugars.

Verenium's Specialty Enzyme business harnesses the power of enzymes to create a broad range of specialty products to meet high-value commercial needs. Verenium's world class R&D organization is renowned for its capabilities in the rapid screening, identification, and expression of enzymes-proteins that act as the catalysts of biochemical reactions. For more information on Verenium, visit http://www.verenium.com.

Forward Looking Statements
Statements in this press release that are not strictly historical are "forward-looking" and involve a high degree of risk and uncertainty.  These include, but are not limited to, statements related to the Company's strengthening of its balance sheet and the impact on the exchange on future growth and success, the Company’s financing flexibility or ability to obtain future financing, operations, capabilities, commercialization activities, target markets, cellulosic ethanol facilities, target markets and future financial performance, results and objectives, all of which are prospective.  Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements.  Factors that could cause or contribute to the differences include, but are not limited to, risks associated with Verenium's technologies, risks associated with the costs, labor requirements and labor availability associated with Verenium's demonstration plant, risks associated with Verenium's ability to obtain additional capital to support its planned operations and financial obligations, risks associated with Verenium's dependence on patents and proprietary rights, risks associated with Verenium's protection and enforcement of its patents and proprietary rights, technological, regulatory, competitive and other risks related to development, production, and commercialization of cellulosic ethanol and other biofuels and the commercial prospects of those industries, Verenium's dependence on existing collaboration, manufacturing, and/or license agreements, and its ability to achieve milestones under existing and future collaboration agreements, the ability of Verenium and its partners to commercialize its technologies and products (including by obtaining any required regulatory approvals) using Verenium's technologies and timing for launching any commercial products and projects, the ability of Verenium and its collaborators to market and sell any products that it or they commercialize, the development or availability of competitive products or technologies, the future ability of Verenium to enter into and/or maintain collaboration and joint venture agreements and licenses, changes in the U.S. or global energy markets and laws and regulations applicable to them, and risks and other uncertainties more fully described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Company's annual report on Form 10-K for the year ended December 31, 2008 and any updates contained in its subsequently filed quarterly reports on Form 10-Q.  These forward-looking statements speak only as of the date hereof, and the Company expressly disclaims any intent or obligation to update these forward-looking statements.

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Verenium Contacts:
Kelly Lindenboom Vice President, Corporate Communications 617-674-5335 kelly.lindenboom@verenium.com	Sarah Carmody Sr. Corporate Communications Associate 617-674-5357 sarah.carmody@verenium.com